SCHEDULE 14A
                                  (Rule 14a-101)

                      INFORMATION REQUIRED IN PROXY STATEMENT

                             SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                               Exchange Act of 1934

       Filed by the registrant  --X--

       Filed by a party other than the registrant   -----

       Check the appropriate space:

       --X--     Preliminary proxy statement
       -----     Definitive proxy statement
       -----     Definitive additional materials
       -----     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                            Robertson-Ceco Corporation
  -----------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)


         -----------------------------------------------------------------
       (Name of Person Filing Proxy Statement if other than the Registrant)

  Payment of filing fee (Check the appropriate space):

       --X--     $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-
                 6(j)(2)or Item 22(a)(2) of Schedule 14A.
       ----- $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(1)(3).
       ----- Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)  Title of each class of securities to which transaction applies:
       (2)  Aggregate number of securities to which transactions applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
       (4)  Proposed maximum aggregate value of transaction: -----------------
       (5)  Total fee paid:

       -    Fee paid previously with preliminary materials.


  ----- Check space if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)  Amount previously paid: ----------------------
       (2)  Form, schedule or registration statement no.: --------
       (3)  Filing party:   -----------------------
       (4)  Dated filed:  -------------------------

                           ROBERTSON-CECO CORPORATION
                               222 Berkeley Street
                                Boston, MA 02116
                                  617-425-5500

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 29, 1996


To the Stockholders of Robertson-Ceco Corporation:

     Notice is hereby given that the annual meeting of stockholders of ROBERTSON-CECO CORPORATION, a Delaware corporation (the "Company"), will be held at its corporate offices, 222 Berkeley Street, Boston, Massachusetts at 10:00 a.m. local time, for the following purposes:

     1. To consider and act upon a proposal to amend Article TENTH of the Company's Certificate of Incorporation, as amended, to eliminate the classification of the directors and provide that all directors be elected for a term of one year.

     2. If the stockholders approve the above proposal to amend the Certificate of Incorporation, to elect ten directors of the Company to hold office for the ensuing year. If the stockholders do not approve the above proposal to amend the Certificate of Incorporation, to elect three directors of the Company to hold office for the ensuing three years.

     3. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed March 30, 1996, as the record date for the determination of the holders of shares of the Company's outstanding Common Stock entitled to notice of and to vote at the annual meeting of stockholders. Each stockholder is entitled to one vote per share on all matters to be voted on at the meeting.
                              By Order of the Board of Directors


                                        Stanley H. Meadows
                                        Secretary

April 1, 1996

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES. A PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.


                                                         PRELIMINARY
                            ROBERTSON-CECO CORPORATION
                                222 BERKELEY STREET
                                 BOSTON, MA 02116

                                 PROXY STATEMENT

                        ANNUAL MEETING OF THE STOCKHOLDERS
                                   MAY 29, 1996


       This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Robertson-Ceco Corporation (the "Company") for use at the annual meeting of stockholders of the Company and at any adjournment or adjournments thereof (the "Meeting") to be held, pursuant to the accompanying Notice of Annual Meeting, on Wednesday, May 29, 1996 at the offices of Robertson-Ceco Corporation located at 222 Berkeley Street, Boston, Massachusetts at 10.00 a.m. local time. The Company expects to mail this Proxy Statement and accompanying proxy on or about April 1, 1996.

       Valid proxies will be voted as specified thereon at the Meeting. A stockholder who has executed and returned a proxy may revoke it at any time before it is voted by delivering an executed proxy bearing a later date or a written notice of revocation to the Secretary of the Company, or by voting in person at the Annual Meeting. Any stockholder who attends the Meeting in person will not be deemed thereby to revoke the proxy unless such stockholder affirmatively indicates the intention to vote the shares in person.

                                   ANNUAL REPORT

       The Annual Report of the Company for the fiscal year ended December 31, 1995, including financial statements examined by Price Waterhouse, independent accountants, and their report thereon, is being mailed herewith. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") WILL BE SENT TO ANY STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST
  TO: INVESTOR RELATIONS, ROBERTSON CECO CORPORATION, 222 BERKELEY STREET, BOSTON, MA 02116.

                                 VOTING SECURITIES

       The holders of record of shares of Common Stock of the Company on March 30, 1996 are entitled to vote at the Meeting. On that date there were issued, outstanding and entitled to vote at the Meeting __________ shares of Common Stock. Each stockholder has one vote for each share of Common Stock held by such stockholder of record on each of the matters which comes up for a vote at the Meeting.

                              SOLICITATION OF PROXIES

       The cost of preparing, assembling and mailing the proxy material will be borne by the Company. The Company has made arrangements with its transfer agent, the American Stock Transfer and Trust Company, to assist the Company in the solicitation of proxies. The Company anticipates that the cost of such solicitation will be less than $25,000 plus other nominal out-of-pocket expenses. Employees of the Company may also solicit proxies without additional compensation. The Company and the American Stock Transfer and Trust Company will request banks, brokers and other intermediaries holding shares beneficially owned by others to send the proxy material to and obtain proxies from such beneficial owners and will reimburse such intermediaries for their reasonable expenses in so doing.

                                SECURITY OWNERSHIP

  PRINCIPAL STOCKHOLDERS
       The following table sets forth those stockholders, other than directors and executive officers of the Company, known to the Company to be beneficial owners of more than 5% of the Company's Common Stock. Unless otherwise specified, each person has sole power to vote and dispose of their beneficially owned shares. The information concerning the Common Stock held by Sage RHH is based on information set forth in the Schedule 13D of Sage RHH dated July 22, 1993. The information with respect to the Common Stock held by RBC Holdings, L.P. is based on information set forth in the Schedule 13D of such entity dated January 12, 1996. The information with respect to Ingalls & Snyder is based on information set forth in the Schedule 13G of Ingalls & Snyder dated January 23, 1996.


               Name and Address
                 of Beneficial                 Number of Percent of
                    Owner                       Shares(1)        Class(2)
               ----------------                ----------     -----------

               Sage RHH (3)(5)                 5,462,347       33.74%
               275 East Broadway
               Jackson, WY 83001

               RBC Holdings, L.P.(4)(5)        4,334,460       26.77%
               Three First National Plaza
               Suite 5600
               Chicago, IL 60602

               Ingalls & Snyder                1,890,415       11.68%
               61 Broadway
               New York, NY  10006


  (1) Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC.

  (2) The percentages have been calculated based on the number of shares of Common Stock (16,188,618) which were outstanding at the close of business on March 15, 1996.

  (3) Sage RHH is 80% owned by Sage Capital Corporation ("Sage Capital"), which is controlled by Andrew G. C. Sage, II, the Chairman and a director of the Company. As a result, Sage Capital and Andrew G. C. Sage, II are deemed to beneficially own all the shares owned directly by Sage RHH. The remaining 20% ownership in Sage RHH is held by Windwell Financial Corporation ("Windwell"). Windwell is 47% owned by Mr. Frank A. Benevento, II, a director of the Company. Mr. Gregg C. Sage, a director of the Company, is a 25% owner of Sage Capital.

  (4) Michael E. Heisley, the Chief Executive Officer and a director of the Company, is the President and sole stockholder of RC Holdings, Inc., which is the General Partner of RBC Holdings, L.P. ("RBC Holdings"). As a result, Mr. Heisley and RC Holdings are deemed to beneficially own the shares owned directly by RBC Holdings. Michael E. Heisley directly owns 1,127 shares which share ownership is reflected in the table.

  (5) Both Sage RHH and RBC Holdings have entered into an agreement with the Company providing under certain circumstances for shares of the Company's Common Stock issued to them to be registered under the Securities Act of 1933.

  MANAGEMENT
       The following information regarding beneficial ownership of Common Stock by directors and executive officers of the Company is based in part upon information received from the persons named and other persons included in the group of directors and executive officers. The information is provided as of March 15, 1995.

                                  Amount and
  Name of                          Nature of
  Beneficial Owner                Ownership(1)      Percent of Class
  --------------------------    ------------------- -----------------

  Andrew G. C. Sage, II         5,462,347(2)           33.74%
  Michael E. Heisley            4,334,460(3)           26.77%
  Frank A. Benevento, II          513,460(4)            3.17%
  Stanley G. Berman                 1,127               *
  Mary Heidi Hall Jones              116,147(5)         *
  Kevin E. Lewis                   1,127                *
  Leonids Rudins                   1,127                *
  Gregg C. Sage                    5,462,347(6)        33.74%
  E. A. Roskovensky                  140,000(7)         *
  John C. Sills                       25,000(7)         *

  Total of all shares
  beneficially owned by
  all executive officers
  and directors as a group
  (10 Persons)                    10,594,795(8)        65.46%
  ______________________________________
  * less than 1%

  (1) Unless otherwise indicated, the shares shown in the table are those as to which the beneficial owner has sole voting and investment power with the exception of those restricted shares issued under the Company's 1991 Long
  Term Incentive Plan (the "Long Term Incentive Plan") as to which such persons have sole voting power.

  (2) Refer to footnote 3 in the previous table for information regarding voting and dispositive power with respect to Common Stock beneficially owned by Mr. Andrew G.C. Sage, II.

  (3) Refer to footnote 4 in the previous table for information regarding voting and dispositive power with respect to Common Stock beneficially owned by Mr. Michael E. Heisley. The number of shares listed on this table includes the 1,127 shares owned directly by Mr. Heisley.

  (4)  Consists of a portion of the 5,462,347 shares owned by Sage RHH.   Mr.
  Benevento owns 47% of Windwell which owns 20% of Sage RHH.

  (5)  This information is based on information set forth in Amendment No. 1 to
  Schedule 13D filed by Ms. Jones on October 8, 1993 in her individual capacity and as trustee under certain trusts. The shares listed includes 7,323.90 shares which may be acquired upon exercise of warrants. Ms. Jones has sole voting and dispositive power of all shares.

  (6) Includes all shares owned by Sage RHH and deemed to be beneficially owned by Mr. Andrew G. C. Sage, II. Mr. Gregg C. Sage has 25% ownership in and is a Managing Director of Sage Capital which owns 80% of Sage RHH, and may be deemed to share voting and investment power over the shares of Common
  Stock held by Sage RHH. Mr. Gregg C. Sage disclaims beneficial ownership of such Common Stock.

  (7) Consists of restricted shares of the Company's Common Stock granted under The Long Term Incentive Plan. See "Executive Compensation".

  (8) Includes 165,000 restricted shares of the Company's Common Stock granted under the Long-Term Incentive Plan. See "Executive Compensation".


       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than ten percent of the Company's stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

       Based solely on a review of the copies of such Section 16(a) forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during 1995 all
  Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

                           QUORUM AND VOTING OF PROXIES

       Under the Company's By-Laws a majority of shares entitled to be voted, present in person or represented by proxy, constitutes a quorum as to such matters. Shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" ( i.e. shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) with respect to a particular matter will be considered present for purposes of determining the presence of a quorum.

       All shares represented by a properly executed proxy will be voted at the Annual Meeting in accordance with the directions on such proxy. IF NO DIRECTION IS INDICATED ON A PROPERLY SIGNED PROXY, THE SHARES COVERED THEREBY WILL BE VOTED FOR PROPOSAL 1, AMENDMENT OF THE COMPANY'S CHARTER (AS DEFINED BELOW), AND UPON STOCKHOLDER APPROVAL OF PROPOSAL 1, FOR ELECTION OF THE NOMINEES LISTED ON NOMINEE TABLE 1 BELOW, AND UPON FAILURE OF THE STOCKHOLDERS TO APPROVE PROPOSAL 1, FOR THE ELECTION OF THE NOMINEES LISTED ON NOMINEE TABLE 2, BELOW. The affirmative vote of the holders of two-thirds of the outstanding Common Stock of the Company is necessary to approve the amendment proposed below. Directors are elected by a plurality of stockholder votes.


  PROPOSAL 1                     CHARTER AMENDMENT

       The By-Laws provide that the number of directors which shall constitute the whole Board of Directors shall be such number, not less than one and not more than 13, as may be fixed from time to time by resolution of the Board of Directors. The Board of Directors has currently fixed the number of directors at ten.

       The Board of Directors proposes and recommends that the stockholders adopt an amendment to Article TENTH of the Second Restated Certificate of Incorporation of the Company signed and filed on July 23, 1993 (the "Charter") to eliminate the classification of the directors and provide that all directors be elected for a term of one year. If the stockholders approve the proposed amendment at the Meeting, the persons named in the enclosed proxy will vote to elect the ten nominees named in Nominee Table 1 for a one-year term.

       The Company has had a classified board of directors since 1993. This classified board is divided into three classes and directors are elected for staggered three-year terms. The Board of Directors believes that a unified Board on which all directors are elected annually will enhance Company responsiveness to stockholders' interests.

       Among the potential effects of a change to a unitary board of directors are the possibly easier accomplishment of mergers, changes of management and the assumption of control by a principal stockholder or group of stockholders. If the proposed amendment is adopted, the effect will be to make possible the replacement of the entire board in one year. No replacement of the Board is presently planned.

       UNLESS THE STOCKHOLDER WITHHOLDS AUTHORITY SO TO VOTE OR VOTES AGAINST THE PROPOSAL, PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED IN FAVOR OF AMENDING THE CHARTER.

       If approved by the stockholders, Article TENTH of the Charter will read in its entirety as follows:

       TENTH: Except as otherwise provided in this Certificate of Incorporation or the Bylaws relating to the rights of the holders of any class or series to elect additional directors under specified circumstances, the number of directors of the corporation shall be fixed from time to time by or pursuant to the Bylaws. The directors shall be elected annually for a term of one year, commencing with the year 1996. To the extent that as of the implementation date of this amended Article TENTH the termination date of the term of certain directors is beyond the year 1996, such terms shall end as of the 1996 annual meeting of stockholders. At each annual meeting of stockholders commencing with the 1996 annual meeting, a complete slate of directors shall be elected to serve one-year terms and shall serve until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

       In the event of any decrease in the authorized number of directors, the decrease shall not shorten the term of any incumbent director. Any vacancy on the Board of Directors created by an increase in the authorized number of directors may be filled in the manner specified in the Bylaws, and any director so chosen shall hold office until the next election of directors and until his successor shall be elected and qualified or until his earlier death, resignation or removal.

       Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Second Restated Certificate of Incorporation applicable thereto.


       THE BOARD OF DIRECTORS RECOMMENDS ADOPTION OF THIS PROPOSAL 1, THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO ELIMINATE CLASSIFICATION OF DIRECTORS.

  PROPOSAL 2                   ELECTION OF DIRECTORS

       If the stockholders approve Proposal 1 amending the Company's Charter, then the board nominates the following people to serve one-year terms as directors of the Board of the Company:

                      Nominee Table 1
                      Andrew G. C. Sage, II
                      Michael E. Heisley
                      E. A. Roskovensky
                      Frank A. Benevento, II
                      Stanley G. Berman
                      Mary Heidi Hall Jones
                      Kevin E. Lewis
                      Leonids Rudins
                      Gregg C. Sage

       Unless the stockholder withholds authority so to vote, if Proposal 1 is adopted by the stockholders, the proxies in the accompanying form will be voted in favor of electing the nominees listed on Nominee Table 1, above. Although the Board of Directors has currently fixed the number of directors at ten, the Board is only nominating nine candidates for directorships.


       IF PROPOSAL 1 IS ADOPTED, THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THE SLATE OF NOMINEES LISTED ON NOMINEE TABLE 1.

       Alternatively, if the stockholders of do not approve Proposal 1 amending the Company's Charter, then the board nominates the following people to serve three-year terms as directors of the Board of the Company:

                      Nominee Table 2
                      Andrew G. C. Sage, II
                      Gregg C. Sage
                      Kevin E. Lewis


       Unless the stockholder withholds authority so to vote, if Proposal 1 is not adopted by the stockholders, the proxies in the accompanying form will be voted in favor of electing the nominees listed on Nominee Table 2, above.

       IF PROPOSAL 1 IS NOT ADOPTED, THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THE SLATE OF NOMINEES LISTED ON NOMINEE TABLE 2.


       Information regarding the directors and nominees for directors of the Company as of March 15, 1996 is set forth below.

                                                    Term Expires
                                                    at Annual Meeting
  Director                 Age   Director Since     to be Held in (1)
  Andrew G. C. Sage, II    70    11/92              1996
  Michael E. Heisley       59    7/93               1998
  E. A. Roskovensky        50    11/94              1998
  Frank A. Benevento, II   48    7/93               1997
  Stanley G. Berman        62    7/93               1998
  Mary Heidi Hall Jones    42    11/90              1997
  Kevin E. Lewis           30    7/93               1996
  Leonids Rudins           67    7/93               1997
  Gregg C. Sage            38    11/92              1996
  __________________
  (1)  If Proposal 1 is adopted and the Charter is amended, all the directors will serve only until the next stockholder meeting or until a successor is elected.


       Mr. Andrew G. C. Sage, II is Chairman (since July 1993) of the Company. Mr. Sage also served as President (from November 1992 until July 1993) and Chief Executive Officer (from November 1992 until December 1993) of the Company. Mr. Sage is also President of Sage Capital Corporation ("Sage Capital"), a general business and financial management corporation specializing in business restructuring and problem solving. Prior to the formation of Sage Capital in 1989, Mr. Sage was a consultant to and/or a director of Heico, Inc., Pettibone Corporation and USIF Real Estate. Mr. Sage is a director of Computervision Corporation, Fluid Conditioning Products, Tom's Foods, Inc. and Pettibone 14 Corporation. Andrew G.C. Sage, II is the father of Mr. Gregg C. Sage.

       Mr. Heisley is Chief Executive Officer and Vice Chairman (since December
  1993) of the Company.   Mr. Heisley is Chairman of the following companies:
  Davis Wire Corporation (since 1991), a manufacturer of steel wire; Tom's Foods, Inc. (since 1993), a manufacturer and distributor of snack foods; and
  Nutri/System, L.P. (since 1993), a national weight maintenance company.   He
  is also Chairman of the Executive Committee of Pettibone Corporation (since
  1988), and a director of Envirodyne, Inc. (since 1994).

       Mr. Roskovensky is President and Chief Operating Officer (since November
  1994) of the Company. Prior to being elected President and Chief Operating Officer, Mr. Roskovensky served the Company as President of the Company's Metal Buildings Group (from February 1994). He is also the President and Chief Executive Officer of Davis Wire Corporation (from 1991), a manufacturer of steel wire. Prior to 1991, Mr. Roskovensky was the President of USS - POSCO Industries (from 1986 to 1990), a steel mill joint venture company between USX Corporation and Pohang Iron & Steel of the Republic of Korea.

        Mr. Benevento was general partner (from 1987 to 1995) of the partnership that controls the general partner of the Energy Recovery Fund, an entity chartered to invest in oil and oil service companies. He was also President and Chief Executive Officer (from 1987 to 1995) of Energy Recovery Management, Inc., the management company of The Energy Recovery Fund. Mr. Benevento was Chairman (April 1990 to January 1993) of Sub Sea International, Inc., an oilfield related underwater diving and robotics company. Mr. Benevento is a director of EnServ Corporation.

       Mr. Berman is currently a retail consultant (since April 1991). Prior to that time, he was Executive Vice-President of Administration (1978-1991) of Grossman's Inc., a retail building materials company, with which he had been employed since 1953. Mr. Berman is a director of Construcentru DE America, S.A. DE C.V.

       Ms. Jones' principal occupation for the past five years has been management of personal investments at Punch Jones, Inc. Ms. Jones was a director of Ceco Industries, Inc., a predecessor of the Company.

       Mr. Lewis is the Chairman of the Board (since June 1993) and President and Chief Executive Officer (since July 1994) of Furr's/Bishop's, Inc., an operator of restaurants in the southwestern United States. Prior to that time, he was a Managing Director (from April 1993 to June 1993), a Senior Vice-President (from December 1991 to April 1993), a Vice President of Financial Restructuring (from 1989 to 1991), and an Associate (from 1988 to
  1989) of Houlihan, Lokey, Howard & Zukin, Inc., a provider of investment banking and financial advisory services.

       Mr. Rudins was a consultant to NL Industries, Inc. (1990 to 1991), a chemical company. In addition, Mr. Rudins was President of International Business Management Association, Inc. (1989 to 1990), a consulting company, and Vice President of Finance (1979 to 1990) of NL Chemicals, Inc., a subsidiary of NL Industries, Inc. He was Chairman of the Board (1986 to
  1989) of NL Worldwide Services, Ltd. and NL World Services, SA/NV. Mr. Rudins was also director of the joint ventures of Benton Chemie, GMbH, Abbey Chemicals, Ltd. (1986 to 1989) and ENENCO, Inc. (1986-1989). Mr. Rudins is a director of St. Vladimir Russian Orthodox Catholic Society of America.

       Mr. Gregg C. Sage served as a full-time consultant to the Company from September 1992 to December 1994. Mr. Sage is currently President of Cupples Products, Inc., a manufacturer of curtainwall products. Mr. Sage is also Managing Director (since 1989) of Sage Capital. Prior thereto, Mr. Sage was President and Chief Executive Officer (1987 to 1989) of Rusco-Sage Industries, a window manufacturing company. Mr. Gregg C. Sage is the son of Mr. Andrew G. C. Sage, II.

       The Board of Directors is responsible for the general supervision, management and control of the Company's business. In addition, the Board has established an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee consists of Messrs. Benevento (Chairman), G. Sage and Rudins and Ms. Jones, and reviews with the financial officers of the Company and its outside auditors the scope of the annual audit and the results thereof, the financial statements of the Company, the extent and operation of the Company's internal financial control systems and fees charged by the Company's auditors for auditing and other professional services. It also oversees the internal audit function of the Company. At present, the Compensation Committee consists of Messrs. Lewis and Berman.
  The Compensation Committee acts upon employment agreements between the Company and its executive officers, establishes salaries for the Company's executive officers, awards senior management performance bonuses and grants awards under the Long Term Incentive Plan. The Nominating Committee consists of Messrs. Heisley (Chairman), Lewis and A. Sage, and recommends persons as nominees for election as a director and will consider nominations submitted by stockholders. Stockholders of the Company wishing to make recommendations should write to the Nominating Committee, c/o John Sills, Executive Vice President, Robertson-Ceco Corporation, 222 Berkeley Street, Boston, Massachusetts 02116.

       During 1995, the Board held five meetings, the Audit Committee held three meetings, the Compensation Committee held one meeting and the Nominating Committee held one meeting. During 1995, each director attended 75% or more of the aggregate of the total number of meetings of the Board (held during the period for which he or she has been a director), and the total number of meetings held by all committees of the Board on which he or she served (during the period that he or she served).

       Each of the nominees has agreed to serve as director, if elected. If, at the time of the Meeting a nominee is unwilling or unable to serve as a director, the Board may fix the number of directors at less than ten, or the persons named as proxies may nominate and may vote for other persons in their discretion. The Company has no reason to believe that any of the nominees will be unwilling or unable to serve if elected.

                              EXECUTIVE COMPENSATION


  SUMMARY COMPENSATION TABLE

       The following table sets forth the compensation earned for services rendered during 1995 by the Chief Executive Officer, and the three executive officers who received in excess of $100,000 in salary and bonus compensation in 1995.

                                                                                         Long Term                All Other
                                                    Annual Compensation                  Compensation             Compensation

    Name and                                                                                     Restricted
    Principal Position       Year                Salary                 Bonus            Other   Stock Awards     Amount(1)
    Michael E. Heisley (2)   1995                $300,000.00               -             -            -                -
     Chief Executive Officer 1994                $300,000.00               -             -            -                -
     and Vice Chairman       1993                 $18,476.26               -             -            -                -


    E. A. Roskovensky(3)(4)  1995                $363,000.00            $163,350.00      -       $455,000.00      $4,500.00
     President and           1994                $240,500.00            $130,000.00      -            -                -
     Chief Operating Officer 1993                    -                     -             -            -                -


    John C. Sills(5)(6)(7)   1995                $156,937.53            $56,500.00       $35,769.23   -           $3,105.00
     Executive Vice          1994                $147,492.08            $46,500.00       -            -           $8,282.99
     President, & Chief      1993                $131.353.34               -             -        $68,750.00      $2,790.33
     Financial Officer


    Andrew Sage              1995                $125,000.00               -              -           -                -
     Chairman                1994                $150,000.00               -              -           -                -
                             1993                $212,575.81               -              -           -                -

  (1)  Reflects the amount of 401(k) matching contributions made by the Company
  under its defined contribution plan.   The figures listed for the years 1993
  and 1994 reflect matching contributions made under the Company's Supplemental
  Employees Retirement and Savings Plan.  See "Retirement Benefits."

  (2) Mr. Heisley became an executive officer of the Company on December 9, 1993. He was paid in April 1994 with respect to his services as Chief
  Executive Officer of the Company in 1993.

  (3) Mr. Roskovensky became an executive officer of the Company on May 5, 1994. Mr. Roskovensky was not compensated directly by the Company in 1994, but, the Company accrued and paid $221,644 to Davis Wire Corporation
  ("Davis")  under an arrangement with Davis for the provision of his services.
  Davis is an affiliate of Michael E. Heisley. Mr. Roskovensky became a salaried employee of the Company in 1995. In January, 1995, the Company paid
  Mr. Roskovensky $18,856 with respect to his services as an executive officer of the Company for November and December of 1994.

  (4) In September 1995, the Company granted an award of 140,000 restricted shares to Mr. Roskovensky. Restricted shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of until they vest.
  However, the shares can be voted and recipients will be entitled to any dividends and other distributions paid with respect to the shares, subject to the same restrictions (except in the case of cash distributions) as those applying to the underlying shares. The dollar value for the restricted stock shown in the table is based on the closing market price on the date of the grant, in Mr. Roskovensky's case, September 19, 1995, which was $3.25. The closing market price of the Company's Common Stock on December 29, 1995, the last trading day of the last completed fiscal year, was $5.125. Based on such price, on December 29, 1995, Roskovensky's stock holdings were valued at $717,500. One-third of Mr. Roskovensky's restricted stock vested on September 19, 1995, one-third vested on November 1, 1995, and the final one-third will vest on November 1, 1996.

  (5)  Mr. Sills became an executive officer of the Company on May 5, 1992.

  (6)  In 1993, the Company granted an award (the "1993 Award") of 25,000 restricted shares to Mr. Sills under the Long Term Incentive Plan.
  Restricted shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of until they vest.  However, the shares can be voted and recipients will be entitled to any dividends and other distributions paid with respect to the shares, subject to the same restrictions (except in the case of cash distributions) as those applying to the underlying shares.  The 1993 Award contains certain vesting criteria measured by comparison of the average price per share of the Common Stock to a base price.  The base price for the 1993 Award is $3.41 per share.  If the
  Common Stock attains an average value (determined as the average closing price over any period of 60 consecutive calendar days) of 172.8% of the base price by August 10, 1996, two-thirds of the shares will vest on the later of
  August 10, 1995 and the date that the Company's common stock first attains such average value, and one-third of the shares will vest on August 10, 1996.
   The 1993 Award provides that if performance targets are not achieved by
  August 10, 1996, all unvested shares will vest automatically under the terms of the Long Term Incentive Plan on August 10, 2003, provided the holder is
  still an employee of the Company as defined in the Plan.   As of March 15,
  1996, the Common Stock had not attained an average closing market price sufficient to meet any vesting criteria under The Long Term Incentive Plan.
  In the event of a change in control of the Company (as defined in the Long
  Term Incentive Plan), all restrictions imposed on Mr. Sills' restricted shares will immediately lapse.  The dollar value for the restricted stock shown in the table is based on the closing market price on the date of the grant, in Mr. Sills' case, as of December 23, 1993, which was $2.75.  The closing market price of the Company's Common Stock on December 29, 1995, the
  last trading day of the last completed fiscal year, was $5.125.  Based on such price,  on December 29, 1995, Mr. Sills' stock holdings were valued at
  $128,125.

  (7) Mr. Sills was paid $35,769.23 for unused vacation time through May 4, 1995.


  EXECUTIVE EMPLOYMENT AGREEMENTS
       The Company considers itself an "at will" employer (subject to any contractual arrangements described below) with respect to its officers who are employees. The Company executed an employment offer letter with Mr. Sills, prior to the commencement of his employment with the Company. The employment letter set forth, such officer's position with the Company, his starting base salary, his participation in the Company's employee insurance and pension benefit plans and incentive bonuses and also provided for severance payments to be made in the event of termination of employment from the Company, for reasons other than cause or in a change of control (defined as an acquisition by an unaffiliated person of 51% or more of the voting securities of the Company), of a minimum payment of 78 weeks of base salary up to a maximum of 104 weeks of base salary.

  RETIREMENT BENEFITS
       The Company's executive officers are eligible to participate in the Company's 401(k) Savings Plan. Each participant may defer up to 10% of their annual earnings and the Company matches 50% of the contributions up to 6% of the participant's earnings, subject to maximum limitations under the Internal Revenue Code.

       Prior to December 31, 1994, the Company's executive officers were eligible to participate in the Company's Master Pension Plan (the "Retirement Plan") after one year of continuous service. The Retirement Plan was amended effective January 1, 1995 to cease future benefit accruals for all salaried employees and allow no new salaried employee participants after December 31, 1994. The only executive officer currently covered by the Retirement Plan is Mr. Sills, whose accumulated benefit ("Account Balance") was $14,914 at December 31, 1994 when the plan was frozen and which vesting is subject to employment service of five years. Interest is accrued annually to such Account Balance based on the 90-day Treasury Bill interest rate during the

  prior year.   The benefit  is payable at  age 65  in the form  of a  lump sum,
  single  life  annuity   or  joint  survivor  annuity,  based   upon  actuarial
  equivalents, or at a reduced benefit commencing at age 55. The Company estimates that the annual benefits payable under the Retirement Plan upon normal retirement age (based on a single life annuity) to Mr. Sills would be $5,213.


  COMPENSATION OF DIRECTORS

       Directors who are not employees or consultants of the Company or any of its subsidiaries are paid an annual retainer of $20,000 and a fee of $1,000 for actual attendance and $250 for participation by telephone at each meeting of the Board or any of its committees, together with expenses of attendance. The Chairpersons of the Audit Committee and Compensation Committee are each paid an additional annual retainer of $3,000. A non-employee director may elect to have payments of retainer and meeting fees deferred and held by the Company for payment at a later date selected by such director. All deferred payments accrue interest at the Mellon Bank, N.A. prime rate as in effect from time to time.

       Each person who becomes a member of the Board and who is not then an employee of the Company or any of its subsidiaries receives, pursuant to the terms of The Long Term Incentive Plan, a one-time, automatic award of shares of Common Stock ("Non-Employee Director Awards"). Shares of Common Stock received pursuant to a Non-Employee Director Award are in lieu of the first $5,000 of the retainer fee that would otherwise be payable to such director. The number of shares issued to an eligible director equals $5,000 divided by the fair market value of one share of Common Stock as of the last day of the month immediately preceding the date such retainer would otherwise be paid.


                           COMPENSATION COMMITTEE REPORT
                         AND STOCK PRICE PERFORMANCE GRAPH

  NOTE: THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, NOTWITHSTANDING ANY SUCH INCORPORATION BY REFERENCE OF ANY OTHER PORTIONS OF THIS PROXY STATEMENT.

  REPORT OF THE COMPENSATION COMMITTEE

       The Compensation Committee of the Board of Directors is pleased to present its report on executive compensation. The Compensation Committee is appointed by the Board of Directors and during 1995, was composed of three directors of the Company who were not employees of the Company and who were independent of management. The Committee is responsible for administration of the Company's compensation program for executive officers, including approving awards under the Company's incentive compensation plans.

       The year 1995 was significant in the Company's continuing efforts to improve its financial position and strengthen its foundations for future profitability. During the year, the Company made significant improvements in the profitability of its Metal Buildings Group, sold two of its European operations, sold its Concrete Construction Group and formulated plans to shed other unprofitable businesses.

       While making these significant structural changes, the Company simultaneously continued a reorganization of the management of its remaining businesses designed to help the Company to achieve a lower cost structure while attaining the flexibility to deal with future changes in the business so as to remain profitable during times of change. Mr. E. A. Roskovensky, who was appointed as President of the Metal Buildings Group in the second quarter and as President and Chief Operating Officer of the Company in the fourth quarter, of 1994 was given responsibility for most of this reorganization. The result was a significant reduction in overhead costs within the Metal Buildings Group and significant downsizing of the Company's corporate organization.

       Although the Company reported a net loss for the year, which was due primarily to writeoffs associated with the Company's plan to exit its remaining Building Products businesses, income from continuing operations showed significant improvement. These results were achieved to a in part by the restructuring and streamlining activities, including the successful management of many of the Company's trailing liabilities, which have taken place at the Company's Metal Buildings Group and corporate office.

       During this year of such substantial change within the Company, the Company's compensation philosophy was to maintain a simplistic compensation structure, incentivize the achievement of profitability within the operations
  and reward achievement.   The Company's compensation structure with respect
  to its executive officers has been based on the desire to attract and retain individuals with the necessary abilities and skills to carry out a comprehensive capital and financial restructuring and to manage the business and finances of the Company during a very difficult period. The Company established its base salary structure and short-term incentives in prior years to attract and retain key executives in important positions that have a major impact on the ultimate success of the Company. In making decisions in 1995 regarding executive officer compensation, the Compensation Committee continued to review and be cognizant of industry-wide compensation information. However, compensation decisions for 1995 were subjectively determined on an individual basis rather than by reference to any specific comparative compensation data.

       The Committee approved and the Board of Directors authorized in 1995 a base salary of $363,000 for Mr. Roskovensky as President and Chief Operating Officer. In addition, the Committee approved and the Board authorized the payment of a $163,350 bonus to Mr. Roskovensky.

       The Committee approved and the Board of Directors authorized in 1995 a base salary of $300,000 for Mr. Heisley as Chief Executive Officer. The determination of this compensation level was made on a subjective determination based in part on what the Company had compensated its Chief Executive Officers in previous years.

       The Company has an annual bonus program in which executive officers and other key persons are eligible for annual cash bonuses as approved by the Committee, based on achievement of certain financial objectives, including targeted earnings and individual performance objectives. In addition, the Committee has the authority to make discretionary awards.

       With respect to 1995, the Committee approved bonus awards for the management of the Metal Buildings Group based on achievement of desired financial targets approved by the Committee in early 1995. For certain corporate executives, the Committee approved bonus awards to reward the attainment of desired financial targets and their successful implementation of strategic initiatives and management of structural transition issues involving trailing liabilities and the reorganization of the corporate
  staff.   Such awards were based in part on the subjective determination of the Committee utilizing input from the Chief Executive Officer and Chief Operating Officer. The corporate executives receiving awards included Messrs. Roskovensky and Sills. No bonus was paid to Mr. Heisley or Mr. G.C. Sage.

       The Company made only one stock-based award to an officer under its Long-Term Incentive Plan in 1995. Mr. Roskovensky was the recipient of the single award of 140,000 shares of restricted stock on September 19, 1995. Two-thirds of the award have already vested. The final one-third vests on November 1, 1996.

       In summary, the Compensation Committee believes that 1995 compensation levels reflect the Company's policy to attract and retain highly qualified individuals to positions key to the Company's success. The Committee further believes that the combination of base salary and bonus opportunity, as described above, provides a compensation program designed to maximize long-term stockholder interests.


                                          Kevin E. Lewis
                                          Stanley G. Berman



  STOCK PRICE PERFORMANCE GRAPH

       The following line graph compares the cumulative performance of the Common Stock (and, prior to the merger of H. H. Robertson Company ("Robertson") and Ceco Industries, Inc. on November 8, 1990 , the common stock of Robertson) with the S&P Composite - 500 Stock Index and a building products industry index constructed by the Company (consisting of Apogee Enterprises, Butler Manufacturing, International Aluminum and United Dominion Industries, and weighted by market capitalization) as of December 31 of each year in the five-year period ended December 31, 1995. The graph assumes that $100 was invested at the closing price on December 31, 1990 in each of Robertson's Common Stock, the S&P Composite - 500 Stock Index and the building products industry index, and that all dividends were reinvested.


  GRAPH


                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       On February 28, 1996 the Company entered into a letter of intent with Hemisphere Group, LLC ("Hemisphere") a company whose Chairman, Frank A. Benevento, II, is a director of the Company. Under the terms of the letter of intent, Hemisphere has been receiving since January 1, 1996, and will continue to receive through the end of June 1996, a monthly retainer of $15,000 from the Company. In consideration for the retainer fees, Hemisphere will provide the Company with investment banking services. The Company will be obligated to pay additional fees to Hemisphere if the engagement results in successful transactions.

       On March 3, 1995, the Company entered into an agreement with Ceco Concrete Construction Corporation ("CCCC") (the "Concrete Agreement"). Pursuant to the Concrete Agreement, CCCC purchased the business and assets of the Company's Concrete Construction Group which provides subcontracting services for forming poured-in-place, reinforced concrete buildings, for consideration consisting of $8.0 million in cash adjusted to reflect an as of October 1, 1994 sale date, a $3.0 million interest bearing promissory note payable in three annual installments and the assumption by the purchaser of certain liabilities. CCCC is owned by Pettibone Corporation of which Michael
  E. Heisley is the Chairman of the Executive Committee and sole shareholder. The transaction and the consideration therefor were negotiated under the direction of a special committee of disinterested directors appointed by the Board of Directors of the Company.

       On August 1, 1994, the Company and its then wholly-owned subsidiary Robertson Espanola, S.A. ("Subsidiary") entered into a subcontract agreement
  with RBC Holdings, L.P. ("RBC") (the "RBC Subcontract").    Pursuant to the
  RBC Subcontract, the Company and Subsidiary undertook to acquire and supply certain materials for, and to coordinate the installation of a curtainwall system project in Madrid, Spain. The Company sold Subsidiary to an unrelated third party on July 31, 1995. Under the terms of that sale, Subsidiary assigned all of its outstanding and unpaid receivables, including any future receivables related to the RBC Subcontract to the Company. RBC is an affiliate of, and is controlled by Michael E. Heisley.

                              INDEPENDENT ACCOUNTANTS

       The Board of Directors of the Company acting upon the recommendation of its Audit Committee authorized the engagement of the firm of Price Waterhouse as its independent accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1995.

       No representatives of Price Waterhouse will be present at the Annual Meeting.

                 STOCKHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

       Any proposal by a stockholder of the Company intended to be presented for consideration at the Company's annual meeting of stockholders in 1997 must be received by the Company not later than November 29, 1996 for inclusion in the proxy statement and form proxy relating to that meeting. Proposals should be submitted to the Secretary of the Company at the Company's principal office in Boston, MA.

                                   OTHER MATTERS

       As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect to any other business that is properly brought before the Meeting in accordance with the judgment of the person or persons voting the proxies.


                                   By Order of the Board of Directors

                                          ___________________________
                                          Stanley H. Meadows
                                          Secretary



  April __, 1996



                                       PROXY

                  ROBERTSON-CECO CORPORATION (THE "CORPORATION")
                       222 BERKELEY STREET, BOSTON, MA 02116

         THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned hereby appoints Michael E. Heisley and Andrew G.C. Sage, II, and each of them as proxies, each with full power of substitution, to represent and to vote, as designated below, all of the undersigned's Common Stock in the Corporation at the annual meeting of stockholders of the Corporation to be held on Wednesday, May 29, 1996 and at any adjournment thereof, with the same authority as if the undersigned were personally present.

  PROPOSAL 1.    APPROVAL OF PROPOSAL TO AMEND ARTICLE TENTH OF THE CERTIFICATE
  OF INCORPORATION, AS AMENDED, IN THE FORM SET FORTH IN THE PROXY STATEMENT-- RECOMMENDED BY THE BOARD OF DIRECTORS

                   ____ FOR      ____ AGAINST      ____ ABSTAIN




  PROPOSAL 2.    ELECTION OF DIRECTORS

    A. IF STOCKHOLDERS APPROVE PROPOSAL 1

       ____ FOR all nominees listed below (except as marked to the contrary)--recommended by the Board of Director

       ____ WITHHOLD AUTHORITY to vote for all nominees listed below

                    ANDREW G. C. SAGE, II, MICHAEL E. HEISLEY,
                    E. A. ROSKOVENSKY, FRANK A. BENEVENTO, II,
             STANLEY G. BERMAN, MARY HEIDI HALL JONES, KEVIN E. LEWIS,
                           LEONIDS RUDINS, GREGG C. SAGE

       (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)


    B. IF STOCKHOLDERS DO NOT APPROVE PROPOSAL 1

       ____ FOR all nominees listed below (except as marked to the contrary)-- recommended by the Board of Director

       ____ WITHHOLD AUTHORITY to vote for all nominees listed below

                      ANDREW G. C. SAGE, II, KEVIN E. LEWIS,
                                   GREGG C. SAGE

       (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)


  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2.

                    (PLEASE DATE AND SIGN ON THE REVERSE SIDE.)


  THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING.



                                               (IF THE STOCK IS REGISTERED IN
                                               THE NAME OF MORE THAN ONE
                                               PERSON, THE PROXY SHOULD BE
                                               SIGNED BY ALL NAMED HOLDERS.  IF
                                               SIGNING AS ATTORNEY, EXECUTOR,
                                               ADMINISTRATOR, TRUSTEE,
                                               GUARDIAN, CORPORATE OFFICIAL,
                                               ETC., PLEASE GIVE FULL TITLE AS
                                               SUCH.)

                                               ________________________________
                                               (SIGNATURE)

                                               DATED:____________________,1996


                                               ________________________________
                                               (SIGNATURE)